EXHIBIT 11.1
                         THE NORTH FACE, INC.

                  COMPUTATION OF EARNINGS PER SHARE
              (In thousands, except per share amounts)
                            (unaudited)
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
                                             Three Months Ended  Nine Months Ended
                                                September 30,       September 30,
                                            ------------------- ------------------
                                               1998      1997      1998     1997
                                            --------- --------- -------- ---------

Weighted average shares outstanding
  during the period:

Weighted average shares outstanding - basic  12,481    11,262   11,996    11,260

Incremental shares from assumed
  exercise of stock options.............        271       446      267       407
                                           --------- --------- -------- ---------
Weighted average common and common
  equivalent shares outstanding - diluted    12,752    11,708   12,263    11,667
                                           ========= ========= ======== =========

Net Income.............................     $10,766   $10,767   $8,556    $8,995
                                           ========= ========= ======== =========

Net Income Per Share
     Basic..............................      $0.86     $0.96    $0.71     $0.80

     Diluted............................      $0.84     $0.92    $0.70     $0.77



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